Exhibit 99.1

Ares Commercial Real Estate Corporation Expands Size & Improves Pricing
on its Capital One Funding Facility

Brings Total Revolving Funding Capacity to $450 Million

CHICAGO- July 30, 2013 - Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has expanded its Capital One revolving funding facility from $50 million to $100 million. In addition, the pricing on the facility was reduced from a range of LIBOR plus a margin of 2.50 percent to 4.00 percent to a range of LIBOR plus a margin of 2.00 percent to 3.50 percent, and the commitment period for new loans was extended by one year to May 18, 2015.

Through this amendment, Ares Commercial Real Estate Corporation has increased its total revolving funding capacity across its three facilities to $450 million.

“Following our recent stock offering, we have now increased our funding capacity by more than $140 million for a total capacity of $450 million, and we have improved the terms on each facility,” said Todd Schuster, Co-Chief Executive Officer of Ares Commercial Real Corporation.  “We appreciate Capital One’s support as this incremental capacity, at lower future costs, should help us enhance our net returns to shareholders as we further scale our balance sheet.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate Corporation provides flexible financing solutions for middle market borrowers. Ares Commercial Real Estate Corporation intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $66 billion in committed capital under management as of June 30, 2013 and pro forma for the closing of the AREA Property Partners transaction which occurred on July 1, 2013.  For more information, please visit our website at arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Commercial Real Estate Corporation
Carl Drake

(404) 814-5204